As filed with the Securities Exchange Commission on September 6, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FRANKLIN COVEY CO.
(Exact Name of Registrant as Specified in its Charter)

Utah (State or other jurisdiction of incorporation or organization)	87-0401551 (I.R.S. Employer Identification No.)
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2099 (801) 817-1776 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert A. Whitman
President and Chief Executive Officer
2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2099
(801) 817-1776
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Nolan S. Taylor, Esq. DORSEY & WHITNEY LLP 170 South Main Street, Suite 900 Salt Lake City, Utah 84101-1655 Telephone: (801) 933-7360 Facsimile: (801) 933-7373

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.05 par value per share	1,015,002	$6.86 (2)	$6,962,913.72	$819.53
Series B Preferred Stock, no par value per share	2,111,438	$23.50(3)	$49,618,793.00	$5,840.13
Total Registration Fee				$6,659.66

(1) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such additional number of shares of Series B Preferred Stock as may become issuable under any stock split, stock divided or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. Pursuant to Rule 457(c), the registration fee has been calculated based upon the average of the high and low prices per share of the common stock of Franklin Covey Co. on the New York Stock Exchange on September 1, 2005.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. Pursuant to Rule 457(c), the registration fee has been calculated based upon the most recent reported transfer of Series A Preferred Stock of Franklin Covey Co., as quoted on the OTC Bulletin Board in August 2005. As provided in the registrant’s articles of incorporation, except in limited circumstances, the conversion of shares of Series A Preferred Stock into shares of Series B Preferred Stock will occur immediately prior to the completion of any transfer by a selling shareholder of record of shares of Series A Preferred Stock. Prior to the filing date of this registration statement, no reported transfer of Series A Preferred Stock has been a transfer by a shareholder of record of such shares. As a result, no such reported transfer has resulted in the issuance of shares of Series B Preferred Stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion: Dated September 6, 2005

FRANKLIN COVEY CO.

1,015,002 Shares of Common Stock
and
2,111,438 Shares of Series B Preferred Stock

This prospectus relates to the sale, transfer or distribution of up to 1,015,002 shares of common stock, $0.05 par value per share, and up to 2,111,438 shares of the Series B Preferred Stock, no par value per share, of Franklin Covey Co. by the selling shareholder described herein. All of the Series B shares are issuable upon conversion of outstanding shares of Series A Preferred Stock, no par value per share. The conversion of Series A shares to Series B shares will occur immediately prior to the completion of a transfer by the selling shareholder of Series A shares, except in limited circumstances, as provided in our articles of incorporation. The price at which the selling shareholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale or distribution of the common stock or Series B Preferred Stock by the selling shareholder.

The Series B Preferred Stock is not listed on any national securities exchange or the Nasdaq Stock Market. The common stock is listed and traded on the New York Stock Exchange under the symbol “FC.” On September 1, 2005, the average of the high and low prices of the common stock on the NYSE was $6.86 per share.

____________________________

The shares of common stock and Series B Preferred Stock offered or sold under this prospectus involve a high degree of risk. You should carefully consider the risk factors beginning on page 3 of this prospectus before purchasing any of the shares of common stock and Series B Preferred Stock offered under this prospectus.

The shares of common stock and Series B Preferred Stock may be sold through broker-dealers or in privately negotiated transactions in which commissions and other fees may be charged. These fees, if any, will be paid by the selling shareholder. We have no agreement with a broker-dealer with respect to these shares and is unable to estimate the commissions that may be paid in any given transaction.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
____________________________

The date of this prospectus is           , 2005.

You should rely only on the information contained in this prospectus. We have not, and the selling shareholder has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling shareholder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
____________________________

In this prospectus, “we,”“us,”“our” and “FranklinCovey” refers to Franklin Covey Co. and each of its operating divisions and subsidiaries.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in our common stock or Series B Preferred Stock. You should read the entire prospectus, including the risks discussed under the caption “Risk Factors” and the information incorporated by reference from our periodic reports, for important information regarding our company and our common stock and Series B Preferred Stock before making the decision to invest.

General

We seek to improve the effectiveness of organizations and individuals. We are a worldwide leader in providing integrated learning and performance solutions to organizations and individuals that are designed to enhance strategic execution, productivity, leadership, sales force performance, effective communications, and other skills. Each performance solution may include products and services that encompass training and consulting, assessment, and various application tools that are generally available in electronic or paper-based formats. Our products and services are available through professional consulting services, public workshops, retail stores, catalogs, and the Internet at www.franklincovey.com. Historically, our best-known offerings include the FranklinCovey PlannerTM, our productivity workshop entitled Focus: Achieving Your Highest Priorities, and courses based on the best-selling book, The 7 Habits of Highly Effective People. Our new offerings include facilitated work sessions, a course entitled The 4 Disciplines of Execution and its assessment tool, xQ (Execution Quotient). Nearly 1,500 FranklinCovey associates world-wide delivered timeless and universal curriculum and effectiveness tools to more than five million customers in fiscal 2004.

Recent Developments

On June 21, 2005, we completed the sale and leaseback of our corporate headquarters facility located in Salt Lake City, Utah. The sale price was $33.8 million in cash and, after deducting customary closing costs, including commissions and payment of the remaining mortgage on one of the buildings, we received net proceeds totaling $32.4 million. In connection with the transaction, we entered into a 20-year master lease agreement with the purchaser, an unrelated private investment group. The master lease on the corporate headquarters facility requires monthly payments totaling $3.0 million per year for the first five years of the contract and two percent annual increases thereafter through the remaining term of the master lease agreement. The master lease agreement also contains six five-year options to renew the master lease agreement, thus allowing us to maintain our operations at our current location for up to 50 years.

Shortly after the completed sale of our corporate campus, we used $30.0 million of the proceeds from the sale to redeem 1.2 million shares of Series A Preferred Stock from the selling shareholder. The redemption was made under the provisions of the recently approved recapitalization plan (see discussion below) and was at 100 percent of the liquidation preference for the shares of preferred stock. This redemption will reduce our annual preferred stock dividend obligation by $3.0 million.

Preferred Stock Recapitalization

On March 8, 2005, we completed a recapitalization transaction which resulted in substantial changes to the terms and rights of our Series A Preferred Stock. This transaction was designed to establish the foundation and flexibility for future actions which could create value for holders of our common stock. The recapitalization effectively bifurcated the outstanding Series A Preferred Stock into two separate securities: (1) new Series A Preferred Stock with revised terms and rights and (2) warrants to purchase shares of common stock at $8.00 per share with an eight-year exercise period. In the recapitalization, we also amended the terms and rights of our Series B Preferred Stock to make it substantively identical to our Series A Preferred Stock except that it does not have common stock equivalent voting rights.

In connection with the recapitalization, we amended and restated our articles of incorporation to eliminate the convertibility of the Series A Preferred Stock and Series B Preferred Stock into common stock and to otherwise amend the designations, voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions of the Series A Preferred Stock and the Series B Preferred Stock, and to make other miscellaneous changes to our articles of incorporation. Among other things, each share of Series A Preferred Stock will, immediately prior to any transfer to a transferee other than an affiliate, five percent equity holder, immediate family member or trust for the benefit of the transferring holder, convert automatically into one share of Series B Preferred Stock.

The section below entitled “Description of Capital Stock” describes in more detail the terms and rights of our common stock and Series B Preferred Stock.

Corporate Information

We were organized as a Utah corporation on December 2, 1983. Our principal executive offices are located at 2200 West Parkway Boulevard, Salt Lake City, Utah 84119. Our telephone number at that location is (801) 817-1776. Our website is located at www.franklincovey.com. The information contained on our website is not part of this prospectus.

The Offering

Common stock offered by the selling shareholder	1,015,002 shares
Series B Preferred Stock offered by the selling shareholder	2,111,438 shares
Use of proceeds	We will not receive any proceeds from the sale of shares of common stock or the Series B Preferred Stock by the selling shareholder.
Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in shares of our common stock.
NYSE symbol for common stock	FC

RISK FACTORS

Business Environment and Risk

Our business environment, economic conditions, and specific risks may affect our future business decisions and financial performance. The matters discussed below could cause our future results to differ from past results or those described in forward-looking statements and could have a material adverse effect on our business, financial condition, liquidity, results of operations, and stock price. Information for the three quarters ended May 28, 2005 and May 29, 2004 has not been audited by our independent registered public accountants.

We have experienced significant declines in sales and corresponding net losses in recent fiscal years and we may not be able to return to profitability

Although our sales have increased $2.4 million for the first three quarters of fiscal 2005 compared the first three quarters of fiscal 2004, we have experienced significant declines in sales in recent years. Our sales during fiscal 2004 were $275.4 million compared to $307.2 million in fiscal 2003 and $333.0 million in fiscal 2002. While our income from operations for the first three quarters of fiscal 2005 improved $17.2 compared to the same period in fiscal 2004, declining sales have also had a corresponding adverse impact upon our operating results during recent fiscal years and we have reported net losses totaling $10.2 million in fiscal 2004, $45.3 million in fiscal 2003, and $100.6 million in fiscal 2002. Although we continue to implement initiatives designed to increase our sales and improve our operating results, and have seen significant improvement since fiscal 2002, we cannot assure that we will return to consistently profitable operations.

In addition to declining sales, we have faced numerous challenges that have affected our operating results in recent years. Specifically, we have experienced, and may continue to experience the following:

•	Declining traffic in our retail stores and consumer direct channel
•	Increased risk of excess and obsolete inventories
•	Operating expenses that, as a percentage of sales, have exceeded our desired business model
•	Costs associated with exiting unprofitable retail stores

Our results of operations are materially affected by economic conditions, levels of business activity, and other changes at our clients

Uncertain economic conditions continue to affect many of our clients’ businesses and their budgets for training, consulting and related products. In addition, our business tends to lag behind economic cycles and, consequently, the benefits of any economic recovery may take longer for us to realize than other segments of the economy. Future deterioration of economic conditions, particularly in the United States, could increase these effects on our business.

We may not be able to compensate for lower sales or unexpected cash outlays with cost reductions significant enough to generate positive net income

Although we have initiated cost-cutting efforts that have included headcount reductions, retail store closures, consolidation of administrative office space, and changes in our advertising and marketing strategy, if we are not able to prevent further revenue declines or achieve our growth objectives, we will need to further reduce our costs. An unintended consequence of additional cost reductions may be reduced sales. If we are not able to effectively reduce our costs and expenses commensurate with, or at the same pace as, any further deterioration in our sales, we may not be able to generate positive net income or cash flows from operations. Although we have experienced improved cash flows from operations during the first three quarters of fiscal 2005 and in fiscal 2004, an inability to continue to increase cash flows from operations may have an adverse impact upon our liquidity and ability to operate the business. For example, we may not be able to obtain additional financing or raise additional capital on terms that would be acceptable to us.

We are unable to predict the exact amount of cost reductions required for us to generate increased cash flows from operations because we cannot accurately predict the amount of our future sales. Our future sales performance depends, in part, on future economic and market conditions, which are not within our control.

Our global operations pose complex management, foreign currency, legal, tax, and economic risks, which we may not adequately address

We have company-owned offices in Australia, Brazil, Canada, Japan, Mexico, and the United Kingdom. We also have licensed operations in numerous other foreign countries. As a result of these foreign operations and their growing impact upon our results of operations, we are subject to a number of risks, including:

•  Restrictions on the movement of cash
•  Burdens of complying with a wide variety of national and local laws
•  The absence in some jurisdictions of effective laws to protect our intellectual property rights
•  Political instability
•  Currency exchange rate fluctuations
•  Longer payment cycles
•  Price controls or restrictions on exchange of foreign currencies

While we are not currently aware of any of the foregoing conditions materially adversely affecting our operations, these conditions, which are outside of our control, could change at any time.

We operate in a highly competitive industry

The training and consulting industry is highly competitive with a relatively easy entry. Competitors continually introduce new programs and products that may compete directly with our offerings. Larger and better capitalized competitors may have enhanced abilities to compete for clients and skilled professionals. In addition, one or more of our competitors may develop and implement training courses or methodologies that may adversely affect our ability to sell our methodologies to new clients.

Our profitability will suffer if we are not able to maintain our pricing and utilization rates and control our costs

Our profit margin on training services is largely a function of the rates we are able to recover for our services and the utilization, or chargeability, of our trainers, client partners, and consultants. Accordingly, if we are unable to maintain sufficient pricing for our services or an appropriate utilization rate for our training professionals without corresponding cost reductions, our profit margin and overall profitability will suffer. The rates that we are able to recover for our services are affected by a number of factors, including:

•	Our clients’ perceptions of our ability to add value through our programs and products
•	Competition
•	General economic conditions
•	Introduction of new programs or services by us or our competitors
•	Our ability to accurately estimate, attain, and sustain engagement sales, margins, and cash flows over longer contract periods

Our utilization rates are also affected by a number of factors, including:

•	Seasonal trends, primarily as a result of scheduled training
•	Our ability to forecast demand for our products and services and thereby maintain an appropriate headcount in our employee base
•	Our ability to manage attrition

Our profitability is also a function of our ability to control costs and improve our efficiency in the delivery of our products and services. Our cost-cutting initiatives, which focus on reducing both fixed and variable costs, may not be sufficient to deal with downward pressure on pricing or utilization rates. As we introduce new programs and seek to increase the number of our training professionals, we may not be able to manage a significantly larger and more diverse workforce, control our costs, or improve our efficiency.

Our new training programs and products may not be widely accepted in the marketplace and may not produce the benefits we expect

In an effort to improve our sales performance, we have made significant investments in new training and consulting offerings such as the 4 Disciplines of Execution. Additionally, we have invested in our existing programs in order to refresh these programs and keep them relevant in the marketplace, including the newly revised 7 Habits of Highly Effective People curriculum. We expect that these new programs, combined with refreshed existing product offerings, will contribute to future growth in our revenue. Although we believe that our intellectual property is highly regarded in the marketplace, the demand for these new programs and products is still emerging. If our clients’ demand for these new programs and products does not develop as we expect, or if our sales and marketing strategies for these programs are not effective, our financial results could be adversely impacted and we may need to change our business strategy.

If we are unable to attract, retain, and motivate high-quality employees, we will not be able to compete effectively and will not be able to grow our business

Due to our reliance on customer satisfaction, our overall success and ability to grow are dependent, in part, on our ability to hire, retain, and motivate sufficient numbers of talented people with the necessary skills needed to serve clients and grow our business. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of our employees could have a serious adverse effect on us, including our ability to obtain and successfully complete important client engagements and thus maintain or increase our sales.

We continue to offer a variable component of compensation, the payment of which is dependent upon our sales performance and profitability. We adjust our compensation levels and have adopted different methods of compensation in order to attract and retain appropriate numbers of employees with the necessary skills to serve our clients and grow our business. We may also use equity-based performance incentives as a component of our executives’ compensation, which may affect amounts of cash compensation. Variations in any of these areas of compensation may adversely impact our operating performance.

Our product sales may continue to decline and result in changes to our profitability

In recent years, our product sales have declined. These product sales, which are primarily delivered through our retail stores, consumer direct channels (catalog call center and eCommerce), and government product channels have historically been very profitable for us. However, due to recent declines, we have reevaluated our product business and have taken steps to restore its profitability. These initiatives have included retail store closures, transitioning catalog customers to our eCommerce site, outsourcing our government products channel, and increasing our business through wholesale channels. However, these initiatives may also result in decreased gross margins on our product sales if lower-margin wholesale sales continue to increase. If product sales continue to decline or gross margins decline, our product sales strategies may not be adequate to return our product delivery channels to past profitability levels.

Our strategy of outsourcing certain functions and operations may fail to reduce our costs for these services

We have an outsourcing contract with Electronic Data Systems (EDS) to provide warehousing, distribution, information systems, and call center operations. Under terms of the outsourcing contract and its addendums, EDS operates our company’s primary call center, provides warehousing and distribution services, and supports our company’s various information systems. Certain components of the outsourcing agreement contain minimum activity levels that we must meet or we will be required to pay penalty charges. Although we negotiated a revised minimum payment schedule for warehouse and call center operations in fiscal 2004, if certain activity levels are not achieved, our sales may not be sufficient to allow us to recognize anticipated benefits from the EDS outsourcing agreement in these areas.

Our outsourcing contracts with EDS contain early termination provisions that we may exercise under certain conditions. However, in order to exercise the early termination provisions, we would have to pay specified penalties to EDS depending upon the circumstances of the contract termination.

We have significant intangible asset balances that may be impaired if cash flow from related activities declines

At May 28, 2005 and August 31, 2004, we had $84.4 million and $87.5 million, respectively, of intangible assets, which were primarily generated from the fiscal 1997 merger with the Covey Leadership Center. These intangible assets are evaluated for impairment based upon cash flows (definite-lived intangible assets) and revenue streams (indefinite-lived intangible assets). Although our current sales and cash flows are sufficient to support these intangibles, if our sales and corresponding cash flows decline, we may be faced with significant asset impairment charges.

Our sales are subject to changes in consumer preferences and buying trends

Our product sales are subject to changing consumer preferences and difficulties in anticipating or forecasting these changes may result in adverse consequences to our sales. Although we continue to have a substantial loyal customer base for many of our existing products, changes in consumer preferences, such as a shift in demand from paper-based planners to handheld electronic devices or other technology products, may have an adverse impact upon our sales. While we have experienced stabilizing sales of our core products (paper-based planners, binders, and accessories) during the latter half of fiscal 2004 and improved sales of core products in the first three quarters of fiscal 2005, we are still subject to consumer preferences for these products.

Our future quarterly operating results are subject to factors that can cause fluctuations in our stock price

Historically, our stock price has experienced significant volatility. We expect that our stock price may continue to experience volatility in the future due to a variety of potential factors that may include the following:

•  Fluctuations in our quarterly results of operations and cash flows
•  Variations between our actual financial results and market expectations
•  Changes in our key balances, such as cash and cash equivalents
•  Currency exchange rate fluctuations
•  Unexpected asset impairment charges
•  Lack of analyst coverage

In addition, the stock market has experienced substantial price and volume fluctuations over the past several quarters that has had some impact upon our stock and other stock issues in the market. These factors, as well as general investor concerns regarding the credibility of corporate financial statements and the accounting profession, may have a material adverse effect upon our stock in the future.

We may need additional capital in the future, and this capital may not be available to us on favorable terms

We may need to raise additional funds through public or private debt offerings or equity financings in order to:

•  Develop new services, programs, or products
•  Take advantage of opportunities, including expansion of the business
•  Respond to competitive pressures

Our recent financial performance has resulted in increased assessments of risk associated with possible financing alternatives. Consequently, we may be unable to obtain the necessary capital on terms or conditions that are favorable to us.

We are the creditor for a management common stock loan program that may not be fully collectible

We are the creditor for a loan program that provided the capital to allow certain management personnel the opportunity to purchase shares of our common stock. The inability of our company to collect all, or a portion, of these receivables could have an adverse impact upon our financial position and future cash flows compared to full collection of the loans.

We may be exposed to potential risks relating to internal controls procedures and our ability to have those controls attested to by our independent auditors

While we believe that we can comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, our failure to document, implement, and comply with these requirements may harm our reputation and the market price of our stock could suffer. We may be exposed to risks from recent legislation requiring companies to evaluate their internal controls and have those controls attested to by their independent auditors. We are evaluating our internal control systems in order to allow our management to report on, and our independent auditors attest to, our internal controls, as a required part of our Annual Report on Form 10-K beginning with our report for the fiscal year ended August 31, 2006.

At present, there is little precedent available with which to measure compliance adequacy. Accordingly, there can be no positive assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, our reputation, financial results, and market price of our stock could suffer.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges has been computed on a consolidated basis and should be read in conjunction with our consolidated financial statements, including the notes thereto, set forth in our Annual Report on Form 10-K for the fiscal year ended August 31, 2004 and our Quarterly Reports on Form 10-Q for the quarterly periods ended November 27, 2004, February 26, 2005 and May 28, 2005. For purposes of computing the following ratios, fixed charges consist of interest incurred, that portion of rental expense on operating leases deemed to be the equivalent of interest and dividends payable on our preferred shares. Earnings consist of income before income taxes and the cumulative effect of accounting changes plus fixed charges (excluding capitalized interest).

		Fiscal Year Ended August 31,
	Three Quarters ended May 28, 2005	2004	2003	2002	2001	2000
Consolidated ratio of earnings to fixed charges	1.23	0.28	(1.02)	(3.31)	0.26	0.67

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. Words such as “anticipate,”“expect,”“intend,”“plan,”“believe,”“seek,”“estimate,”“predict,”“continue,”“will” and “may” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements reflect the views of our management at the time they are made based on information currently available to management. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in “Risk Factors” above and elsewhere in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

The shares of common stock and Series B Preferred Stock offered by this prospectus will be sold or distributed by the selling shareholder, and the selling shareholder will receive all of the proceeds, if any, from the sales of such shares by it. We will not receive any proceeds from the sale or distribution of the common stock or the Series B Preferred Stock by the selling shareholder. See “Selling Shareholder” and “Plan of Distribution” below.

SELLING SHAREHOLDER

The following table sets forth the name of the selling shareholder, the number of shares of common stock and Series A Preferred Stock known by us to be beneficially owned by the selling shareholder as of August 31, 2005 (based on the selling shareholder’s representations regarding its ownership) and the number of shares of Series B Preferred Stock being registered for sale or distribution, which, as described elsewhere in this prospectus, are issuable upon the conversion of shares of Series A Preferred Stock into shares of Series B Preferred Stock immediately prior to the completion of a transfer of shares of Series A Preferred Stock other than a limited group of permitted transferees. This prospectus does not cover any transfer of shares of Series A Preferred Stock that does not result in the conversion of those shares into shares of Series B Preferred Stock. The term “selling shareholder” includes the shareholder listed below and its transferees, assignees, pledgees, donees or other successors. We are unable to determine the exact number of shares that will actually be sold or distributed because the selling shareholder may sell or distribute all or some of the shares and because we are not aware of any agreements, arrangements or understandings with respect to the sale or distribution of any of the shares. The following table assumes that the selling shareholder will sell or distribute all of the shares being offered for its account by this prospectus. The shares offered by this prospectus may be offered from time to time by the selling shareholder. The selling shareholder is not making any representation that any shares covered by this prospectus will or will not be offered for sale or distribution. The selling shareholder reserves the right to accept or reject, in whole or in part, any proposed sale or distribution of shares. The selling shareholder also may offer and sell, or distribute, less than the number of shares indicated.

Name of Selling Shareholder	Number of Shares of Series A Preferred Stock (and, upon Conversion, Shares of Series B Preferred Stock) Beneficially Owned Before the Offering(1)	Shares of Series B Preferred Stock Being Offered in the Offering	Number of Shares of Series A and Series B Preferred Stock Beneficially Owned After the Offering(2)	Number of Shares of Common Stock Beneficially Owned Before the Offering(3)	Shares of Common Stock Being Offered in the Offering(3)	Number of Shares of Common Stock Beneficially Owned After the Offering(4)
Knowledge Capital Investment Group(5)	2,111,438	2,111,438	0	1,015,002	1,015,002	0

(1)
Although the selling shareholder currently holds no shares of Series B Preferred Stock, the selling shareholder holds 2,111,438 shares of Series A Preferred Stock that, as described elsewhere in this prospectus, will convert into shares of Series B Preferred Stock immediately prior to any transfer except in limited circumstances.

(2)	Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our Series B Preferred Stock by the selling shareholder.
(3)
Does not include 5,913,402 shares of our common stock issuable to the selling shareholder upon exercising a warrant it holds. This warrant, which has an exercise price of $8.00 per share, becomes exerciseable on March 8, 2006 and expires on March 8, 2013.

(4)
Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our common stock by the selling shareholder. Assumes that the selling shareholder has not exercised the warrant described in the preceeding footnote for any or all of 5,913,402 shares of our common stock.

(5)
Donald J. McNamara, a member of our board of directors since June 1999, is the founder of The Hampstead Group, L.L.C., a privately held equity investment firm based in Dallas, Texas, and has served as its Chairman since its inception in 1989. The Hampstead Group is the sponsor of Knowledge Capital, and Mr. McNamara serves on our board of directors as a director designee of Knowledge Capital pursuant to contractual rights granted by us to Knowledge Capital. Mr. McNamara has been authorized on behalf of Knowledge Capital to dispose of the shares. Mr. McNamara indirectly is the beneficial owner of 320,734 shares of our common stock that are not covered by this prospectus, of which he disclaims any pecuniary interest in 23,000 shares.

We are not a party to any agreement, arrangement, or understanding regarding the sale of any of these shares, other than agreements requiring us to file and seek the effectiveness of the registration statement, of which this prospectus forms a part, for the purpose of registering such shares for resale from time to time by the selling shareholder, and to prepare and file any amendments and supplements to the registration statement relating to these shares as may be necessary to keep the registration statement effective until such time as all of the shares covered by this prospectus have been sold or three years from the date the registration becomes effective, which ever is sooner to occur.

PLAN OF DISTRIBUTION

The selling shareholder and any of its pledgees, assignees, transferees, donees and successors-in-interest may, from time to time, sell any or all of its shares of common stock or Series B Preferred Stock on any stock exchange, market or trading facility on which that stock is traded or in private transactions. The selling shareholder will act independently in making decisions with respect to the timing, manner and size of each sale of the shares covered in this prospectus. The selling shareholder may use any one or more of the following methods when selling shares:

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, which may include long sales and short sales effected after the effective date of the registration statement

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus

•	“at the market” to or through market makers or into an existing market for the shares

•	an exchange distribution in accordance with the rules of the applicable exchange

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers, sales effected through agents or other privately negotiated transactions

•	settlement of short sales

•	broker-dealers may agree with the selling shareholder to sell a specified number of shares at a stipulated price per share

•	through transactions in options, swaps or other derivative securities (whether exchange-listed or otherwise)

•	a combination of any the foregoing methods of sale

•	any other method permitted by applicable law

In the event that a sale or distribution is to be made pursuant to this registration statement by a pledgee or other transferee, we will provide appropriate information regarding such pledgee or transferee by a prospectus supplement or a post-effective amendment, if necessary, naming such pledgee or transferee as a selling shareholder.

Any sale or distribution of common stock or Series B Preferred Stock by the selling shareholder must be accompanied by, or follow the delivery of, this prospectus, unless the selling shareholder elects to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. The selling shareholder may sell or distribute shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices or for any other consideration. The expenses, if any, of such distribution will be borne by the selling shareholder. The selling shareholder may sell directly to broker-dealers as principals, in routine transactions through broker-dealers that will be compensated in the form of discounts, concessions, or commissions, or in block transactions in which a broker-dealer may act as a principal or an agent. The broker-dealers will either receive discounts or commissions from the selling shareholder, or they will receive commissions from purchasers of shares. We have not and do not intend to enter into any arrangement with any securities dealer concerning such discounts, concessions or commissions for the solicitation of offers to purchase the common stock or Series B Preferred Stock or the sale of such stock.

Under certain circumstances, any broker-dealers that participate in the distribution may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Any commissions received by these broker-dealers and any profits realized on the resale of common stock or Series B Preferred Stock by them may be considered underwriting discounts and commissions under the Securities Act of 1933. In addition, we have agreed to indemnify the selling shareholder against liabilities, including certain liabilities under the Securities Act of 1933, arising out of the information provided by us and contained in the registration statement of which this prospectus forms a part.

Under the rules and regulations of the Securities Exchange Act of 1934, any person engaged in the distribution or the resale of the common stock or Series B Preferred Stock may not simultaneously engage in market making activities with respect to our common stock or Series B Preferred Stock for a period of two business days prior to the commencement of such distribution. The selling shareholder will also be subject to applicable provisions of the Securities Exchange Act of 1934, and regulations under the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of shares of our common stock and Series B Preferred Stock by the selling shareholder.

The selling shareholder will pay all commissions, transfer taxes, and other fees associated with the sale or distribution of the common stock and Series B Preferred Stock by the selling shareholder. The shares offered hereby are being registered pursuant to contractual obligations to which we are subject, and we have paid the expenses of the preparation of this prospectus.

We estimate that we will incur costs of approximately $25,260 in connection with this offering for legal, accounting, printing, and other costs related to the registration and sale of the shares of common stock and Series B Preferred Stock. The selling shareholder will not bear any portion of the foregoing expenses, but will bear any fees incurred in connection with any sale or distribution of the common stock or Series B Preferred Stock as described herein.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 40,000,000 shares of common stock, $0.05 par value per share, and 14,000,000 shares of Preferred Stock, without par value, of which 4,000,000 shares are designated as Series A Preferred Stock and 4,000,000 shares are designated as Series B Preferred Stock.

Common Stock

Holders of common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of common stock are entitled to receive ratably any dividends as may be declared by our board of directors out of funds legally available distribution, after provision has been made for any preferential dividend rights of outstanding preferred stock, if any. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the net assets available after the payment of all of our debts and other liabilities, and after the satisfaction of the rights of any outstanding preferred stock, if any. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Series B Preferred Stock

The rights, preferences and limitations of our Series B Preferred Stock, once issued and outstanding, include, among others, the following:

•
Liquidation Preference - The Series B Preferred Stock has a liquidation preference of $25 per share plus accrued unpaid dividends, which will be paid in parity with the liquidation preference of the Series A Preferred Stock and in preference to the liquidation rights of all other equity classes (apart from the Series A Preferred Stock). The Series A Preferred Stock also has a liquidation preference of $25 per share plus accrued unpaid dividends.

•	Conversion - The Series B Preferred Stock is not convertible into any other class of stock.

•
Dividends - The Series B Preferred Stock accrues dividends at 10.0 percent per annum, payable quarterly, in parity with the dividends payable on shares of Series A Preferred Stock and in preference to dividends on all other equity classes (apart from the Series A Preferred Stock). The Series A Preferred Stock also accrues dividends at 10.0 percent per annum, payable quarterly. If dividends are in arrears for six or more quarters, the number of members of our Board of Directors will be increased by two and the Series B Preferred shareholders, together with the Series A Preferred shareholders, will have the ability to select these additional directors. Additionally, if dividends are in arrears, we may not be able to redeem shares of our common stock.

•
Redemption - We may redeem any shares of the Series B Preferred Stock on or before March 8, 2006 at a price per share equal to 100 percent of the liquidation preference. After March 8, 2011, we may redeem any shares of the Series B Preferred Stock at 101 percent of the liquidation preference on the date of redemption.

•
Voting Rights - The holders of Series B Preferred Stock have no common stock equivalent voting rights. Holders of Series B Preferred Stock have no separate class voting rights, except as required by law. However, the approval of a majority of the then-outstanding shares of the Series A Preferred Stock and the Series B Preferred Stock, voting together as one class, will be required for any proposed Company action that would, among other things, adversely affect the powers, designations, preferences and relative rights of the Series A Preferred Stock and Series B Preferred Stock.

LEGAL MATTERS

The validity under the Utah Revised Business Corporation Act of the common stock and Series B Preferred Stock to be sold by the selling shareholder has been passed on for us by Dorsey & Whitney LLP, Salt Lake City, Utah.

EXPERTS

The consolidated financial statements and financial statement schedule of Franklin Covey Co. as of August 31, 2004 and 2003 and for each of the years in the three-year period ended August 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://sec.gov. In addition, we maintain an Internet website at www.franklincovey.com. We do not intend that our website be a part of this prospectus.
We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any such information superseded by information contained in later-filed documents or directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition:

(1)	Annual Report on Form 10-K for the year ended August 31, 2004, filed November 29, 2004;

(2)	Quarterly Report on Form 10-Q for the quarter ended November 27, 2004;

(3)	Quarterly Report on Form 10-Q for the quarter ended February 26, 2005;

(4)	Quarterly Report on Form 10-Q for the quarter ended May 28, 2005;

(5)
Our Current Reports on Form 8-K filed November 18, 2004, November 19, 2004, November 30, 2004, December 3, 2004, December 14, 2004, January 11, 2005, February 23, 2005, March 10, 2005, March 25, 2005, April 4, 2005, April 13, 2005, June 27, 2005, July 11, 2005 and July 12, 2005; and

(6)
The description of our common stock contained in the Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, including any amendment or report filed under the Exchange Act of 1934, for the purpose of updating such description.

We also incorporate all documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the termination of this offering (except for information furnished under Items 2.02 or 7.01 of our current reports on Form 8-K). The information in these documents will update and supersede the information in this prospectus.

We will provide at no cost to each person to whom this prospectus is delivered, including any beneficial owner, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Investors should direct requests to Richard Putnam, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119, telephone: (801) 817-1776.

FRANKLIN COVEY CO.

1,015,002

SHARES OF COMMON STOCK

2,111,438

SHARES OF SERIES B PREFERRED STOCK

PROSPECTUS

   , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are the estimated expenses in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee	$6,660
Legal fees	$10,000
Accounting fees and expenses	$8,500
Printing and other expenses	$100

Total	$25,260

All expenses, except the SEC fees, are estimates.

The selling shareholder will not bear any portion of the foregoing expenses, but will pay fees in connection with the sale of the common stock in those transactions completed to or through securities brokers and/or dealers in the form of markups, markdowns, or commissions.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 16-10a-902 of the Utah Revised Business Corporation Act (the “Revised Act”) provides that a corporation may indemnify any individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding, if: (a) his conduct was in good faith, (b) he reasonably believed that his conduct was in, or not opposed to, the corporation’s best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe such conduct was unlawful; provided, however, that a corporation may not indemnify a director under Section 16-10a-902 if (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or (ii) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper benefit.

Section 16-10a-903 of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred in connection with the proceeding or claim with respect to which he has been successful.

In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 of the Revised Act provides that, unless otherwise limited by a corporation’s articles of incorporation, a director may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction.

Section 16-10a-904 of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding upon the satisfaction of certain conditions.

Section 16-10a-907 of the Revised Act provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as a director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

Section 16-10a-908 of the Revised Act provides that a corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from his status as such, whether or not the corporation would have the power to indemnify him against the same liability under Section 902, 903, or 907 of the Revised Act.

Section 16-10a-909 of the Revised Act provides that a provision treating a corporation’s indemnification of, or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors or in a contract, (except an insurance policy), or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 901 through 909 of the Revised Act. If the articles of incorporation limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.

Our bylaws, as amended and restated, provide that we shall, to the fullest extent permitted, and in the manner required by the laws of the State of Utah, indemnify an individual made, or threatened to be made a party to a proceeding because he or she is or was a director, officer, employee or agent of us or of another enterprise at our request.

Our articles of incorporation provide that to the fullest extent permitted by the Revised Act, no director shall be liable to us or our shareholders for monetary damages. In addition, we are authorized to indemnify our directors and officers to the fullest extent permitted under applicable law.

Indemnification may be granted pursuant to any other agreement, bylaw, or vote of shareholders or directors. In addition to the foregoing, we maintain insurance from commercial carriers against certain liabilities which may be incurred by our directors and officers.

The foregoing description is necessarily general and does not describe all details regarding the indemnification of our officers, directors or controlling persons.

ITEM 16. EXHIBITS

Exhibit No.	Description
4.1
Specimen Certificate of the Registrant’s common stock, par value $0.05 per share (incorporated by reference to Amendment No. 1 to Registration Statement on Form S-1 filed with the Commission on May 26, 1992, Registration No. 33-47283).

5.1	Opinion of Dorsey & Whitney LLP.
12.1	Calculation of ratio of earnings to fixed charges.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature page).

ITEM 17. UNDERTAKINGS
The undersigned Registrant hereby undertakes:

  (1)  To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnifications for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person, if any, of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on September 6, 2005.

FRANKLIN COVEY CO.

By:  /s/ ROBERT A. WHITMAN
    Robert A. Whitman,
    Chairman of the Board of Directors,
    President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Robert A. Whitman and Stephen D. Young, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ ROBERT A. WHITMAN	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	September 6, 2005
Robert A. Whitman

/s/ STEPHEN D. YOUNG	Chief Financial Officer (Principal Financial and Accounting Officer)	September 6, 2005
Stephen D. Young

/s/ CLAYTON M. CHRISTENSEN
Clayton M. Christensen	Director	September 6, 2005

/s/ STEPHEN R. COVEY
Stephen R. Covey	Director	September 6, 2005

/s/ ROBERT H. DAINES	Director	September 6, 2005
Robert H. Daines

/s/ E. J. “JAKE” GARN	Director	September 6, 2005
E. J. “Jake” Garn

/s/ DENNIS G. HEINER	Director	September 6, 2005
Dennis G. Heiner

/s/ DONALD J. MACNAMARA	Director	September 6, 2005
Donald J. McNamara

/s/ JOEL C. PETERSON	Director	September 6, 2005
Joel C. Peterson

/s/ E. KAY STEPP	Director	September 6, 2005
E. Kay Stepp

EXHIBIT INDEX

Exhibit No.	Description
4.1
Specimen Certificate of the Registrant’s common stock, par value $0.05 per share (incorporated by reference to Amendment No. 1 to Registration Statement on Form S-1 filed with the Commission on May 26, 1992, Registration No. 33-47283).

5.1	Opinion of Dorsey & Whitney LLP.
12.1	Calculation of ratio of earnings to fixed charges.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature page).

Exhibit 5.1

September 6, 2005

Franklin Covey Co.
2200 West Parkway Boulevard
Salt Lake City, Utah 84119

Re:	Franklin Covey Co. Registration Statement on Form S-3 for the Resale of 1,015,002 Shares of Common Stock and 2,111,438 Shares of Series B Preferred Stock

Ladies and Gentlemen:

We have acted as special counsel to Franklin Covey Co., a Utah corporation (the “Company”), in connection with a Registration Statement on Form S-3, together with any subsequent amendments thereto (the “Registration Statement”), relating to the sale by the selling shareholder identified in the Registration Statement of up to 1,015,002 shares of the Company's common stock, $0.05 par value per share, and up to 2,111,438 shares of the Company’s Series B Preferred Stock, no par value per share (collectively, the “Shares”). The Shares are to be sold from time to time as set forth in the Registration Statement.

We have examined such documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that if, as and when the Shares are issued, such Shares will be duly authorized by all requisite corporate action and will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the laws of the State of Utah.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” contained in the prospectus included therein.

Very truly yours,

/s/ DORSEY & WHITNEY LLP

NST/SPG

Exhibit 12.1

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands)		Fiscal Year Ended August 31,
	Three Quarters ended May 28, 2005	2004	2003	2002	2001	2000
Earnings:
Consolidated Net Income (loss)	11,680	(10,150)	(45,253)	(100,585)	(11,083)	(4,409)
Add:
Cumulative effect of accounting change				61,386
Discontinued operations				(57,267)	(2,113)	(3,063)
Income tax provision (benefit)	(1,203)	1,349	(2,537)	(25,713)	(4,000)	5,546
Interest expense	95	218	248	2,784	7,671	5,537
Long-term lease	10,424	15,342	18,947	18,924	18,470	16,545

Earnings (loss) available for fixed charges	20,996	6,759	(28,595)	(100,471)	8,945	20,156

Fixed Charges:
Interest expense	95	218	248	2,784	7,671	5,537
Long-term lease	10,424	15,342	18,947	18,924	18,470	16,545
Preferred stock dividends	6,551	8,735	8,735	8,681	8,153	8,005

Total fixed charges	17,070	24,295	27,930	30,389	34,294	30,087

Ratio of earnings to fixed charges	1.23	0.28	(1.02)	(3.31)	0.26	0.67

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Franklin Covey Co.:

We consent to the use of our reports dated November 16, 2004 with respect to the consolidated balance sheets of Franklin Covey Co. as of August 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2004 and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

As discussed in Note 3 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in the year ended August 31, 2002.

/s/ KPMG LLP

Salt Lake City, Utah
August 30, 2005